Exhibit 16.1

John Kinross Kennedy, C.P.A.

17848 Skypark Circle, Suite C

Irvine, CA  92614-6401

(949) 955-2522.  Fax (949) 724-3817

jkinross@zamucen.com

February 20, 2013

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:

Friendly Energy Inc.

I was previously the independent registered public accounting firm for Friendly Energy Inc. Under the date of March 26, 2012, I reported on the consolidated financial statements of Friendly Energy Inc. as of December 31, 2011 and 2010, and the related consolidated statements of operations and of equity and of cash flows for the years then ended, and the period from inception of the development stage (January 7, 1993) through February 10, 2005 and the period from inception of the exploration stage (February 11, 2005) through December 31, 2011.

Effective February 20, 2013 I was dismissed as the independent registered public accounting firm. I have read Friendly Energy Inc. disclosures included in Item 4.01 “Changes in Registrant’s Certifying Accountant” on Friendly Energy Inc. Form 8-K to be filed with the Securities and Exchange Commission March 7, 2013 and I agree with such statements as they pertain to John Kinross-Kennedy.

Very truly yours,

/s/ John Kinross-Kennedy

JOHN KINROSS-KENNEDY